EXHIBIT 99.1
STEWART INFORMATION SERVICES CORPORATION
DETAILS OF INVESTMENTS

	SEPT 30	DEC 31
	2007	2006
	($000 omitted)

Investments, at market, partially restricted:
Short-term investments	105,530	161,711
Municipal bonds	234,005	224,713
Corporate and utility bonds	151,434	144,399
Foreign bonds	133,727	117,885
U.S. Government bonds	49,088	45,332
Equity securities	39,056	36,260
Mortgage-backed securities	196	200

	713,036	730,500

The totals above are the sum of three separate line items on the condensed consolidated balance sheets contained herein as:

	SEPT 30	DEC 31
	2007	2006
	($000 omitted)

Short-term investments	105,530	161,711
Investments – statutory reserve funds	505,998	490,540
Investments – other	101,508	78,249

	713,036	730,500